EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors Investor Relations (800) 400-6407 investor.relations@primeasset.com

Transcontinental Realty Reports 2006 First Quarter Results

DALLAS (May 15, 2006) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported net loss applicable to common shares of ($8.5) million, or ($1.08) per share for the three months ended March 31, 2006 compared to net income of $4.3 million, or $0.54 per share for the same period in 2005. Although rental revenues and operating income both increased, the Company’s net income swung to a loss due mainly to higher interest expense from 2005 land acquisitions and lower gains on property sales driven by fewer transactions.

Rental income increased to $30.3 million from $22.6 million in 2005, due principally to the completion of apartment construction projects and increased rental revenues from the 2005 acquisition of commercial properties.

Expenses for the three months ended March 31, 2006, compared to the same period in 2005, included:

•
Operating expenses of $18.4 million, compared to $14.5 million in 2005. The increase is primarily due to the completion of apartment construction projects along with the 2005 acquisition of commercial properties.

•	Depreciation and amortization of $5.0 million, compared to $3.8 million in 2005. The increase is related to the purchase of commercial properties in 2005.

•
Interest expense of $12.7 million, compared to $8.4 million in 2005. The increase is primarily due to new debt from the completion of apartment construction projects and financing related to land acquisitions and the purchase of commercial properties in 2005.

Results of discontinued operations, before income taxes, swung to a loss of ($689,000) compared to income of $7.9 million in 2005, due mainly to fewer property sales in 2006. In the first quarter of 2005, among other transactions, TCI sold the Institute Place office building in Chicago, recognizing a gain of $10.1 million. In the first quarter of 2006, TCI sold 10.5 acres of land in Dallas recognizing a gain of $331,000.

About Transcontinental Realty Investors, Inc.,
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, invests in real estate through direct equity ownership and partnerships nationwide. For more information, go to the web site at www.transconrealty-invest.com.

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TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended March 31,
	2006	2005
Property revenue:
Rents and other property revenues	$30,303	$22,597

Expenses:
Property operations (including $1,491 in 2006 and $1,240 in 2005 to affiliates and related parties)	18,351	14,455
Depreciation and amortization	5,029	3,812
General and administrative (including $0 in 2006 and $475 in 2005 to affiliates and related parties)	1,372	1,465
Advisory fees	2,026	1,752
Total operating expenses	26,778	21,484

Operating income	3,525	1,113

Other income (expense):
Interest income (including $424 in 2006 and $550 in 2005 from affiliates and related parties)	875	845
Gain on foreign currency transaction	2	—
Mortgage and loan interest	(12,723)	(8,412)
Provision for asset impairment	—	—
Provision for losses	—	—
Discount on sale of note receivables	—	—
Net income fee	—	(325)
Gain on settlement of debt	—	—
Gain on condemnation award	—	—
Other income (expense)	257	—
Total other income (expense)	(11,589)	(7,892)

Loss before gain on land sales, equity in earnings of investees and minority interest	(8,064)	(6,779)

Gain on land sales	331	14
Equity in earnings of investees	103	1,191
Minority interest	(172)	155
	262	1,360

Loss from continuing operations	(7,802)	(5,419)
Add: income tax benefit (expense)	2,731	1,897
Net loss from continuing operations	(5,071)	(3,522)

Income (loss) from discontinued operations (See NOTE 9)	(689)	9,767
Less: income tax benefit (expense)	(2,731)	(1,897)
Net income (loss) from discontinued operations	(3,420)	7,870

Net income (loss)	(8,491)	4,348

Preferred dividend requirement	(53)	(52)
Net income applicable to common shares	$(8,544)	$4,296

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(dollars in thousands)
	(unaudited)
Assets
Real estate held for investment	$976,679	$911,981
Less—accumulated depreciation	(82,713)	(78,096)
	893,966	833,885

Real estate held-for-sale	40,287	40,446
Real estate subject to sales contract	68,326	68,738

Notes and interest receivable
Performing (including $33,947 in 2006 and $34,370 in 2005 from affiliates and related parties)	49,764	59,922
Non-performing, non-accruing	4,896	4,896
	54,660	64,818

Less—allowance for estimated losses	—	—
	54,660	64,818

Investment in real estate entities	24,764	24,659
Marketable equity securities, at market value	7,446	7,446
Cash and cash equivalents	5,047	5,462
Other assets (including $1,085 in 2006 and $1,103 in 2005 from affiliates and related parties)	50,529	43,625
	$1,145,025	$1,089,079

Liabilities and Stockholders’ Equity
Liabilities:
Notes payable (including $6,769 in 2006 and $6,769 in 2005 to affiliates and related parties)	$701,255	$654,882
Interest payable (including $377 in 2006 and $218 in 2005 to affiliates and related parties)	3,475	3,510
Liabilities related to assets held-for-sale	48,706	53,084
Liabilities related to assets subject to sales contract	58,516	58,685
Other liabilities (including $16,595 in 2006 and $15,669 in 2005 to affiliates and related parties)	74,557	66,500
	886,509	836,661

Commitments and contingencies

Minority interest	16,074	1,239

Stockholders’ equity:
Preferred Stock
Series C Cumulative Convertible; $.01 par value; authorized, issued and outstanding 30,000 shares; (liquidation preference $3,000)	—	—
Common Stock, $.01 par value; authorized, 10,000,000 shares; issued and outstanding 7,900,869 shares at March 31, 2006 and December 31, 2005	81	81
Additional paid-in capital	256,441	256,494
Treasury stock	(3,086)	(3,086)
Accumulated deficit	(10,337)	(1,846)
Accumulated other comprehensive loss	(657)	(464)
	242,442	251,179
	$1,145,025	$1,089,079